UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Harvest Natural Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0196707
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1177 Enclave Parkway, Suite 300 Houston, Texas	77077
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series D Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

None.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Explanatory Note

This Amendment No. 1 (this “Amendment”) to Form 8-A amends the information set forth in Item 1 of the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the “Commission”) on February 21, 2017, by Harvest Natural Resources, Inc. (the “Company”).

No new securities are being registered pursuant to this Amendment, which is being filed solely to amend the description of the terms of the Rights Agreement, dated as of February 17, 2017 (the “Rights Agreement”), by and between the Company and Wells Fargo Bank, N.A., as Rights Agent (the “Rights Agent”).

Item 1.	Description of Registrant’s Securities to be Registered.

On May 2, 2017, Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), entered into a First Amendment (the “Amendment”) to the Rights Agreement, dated as of February 17, 2017 (the “Rights Agreement”), by and between the Company and Wells Fargo Bank, N.A., as Rights Agent (the “Rights Agent”). The Amendment amended the definition of “Expiration Date” to provide that the Rights Agreement will not expire upon the dissolution of the Company.

The descriptions of the Rights Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to the text of the Rights Agreement and the Amendment, attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and each of which are incorporated herein by reference.

Item 2.	Exhibits.

1.	Rights Agreement, dated as of February 17, 2017, by and between Harvest Natural Resources, Inc. and Wells Fargo Bank, N.A., (incorporated by reference to Exhibit 4.1 to Harvest Natural Resources, Inc.’s Current Report on Form 8-K filed with the Commission on February 21, 2017).

2.	First Amendment to Rights Agreement, dated as of May 2, 2017, by and between Harvest Natural Resources, Inc. and Wells Fargo Bank, N.A., (incorporated by reference to Exhibit 4.2 to Harvest Natural Resources, Inc.’s Current Report on Form 8-K filed with the Commission on May 3, 2017).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HARVEST NATURAL RESOURCES, INC.

Date:May 3, 2017	By:	/s/ Keith L. Head
Keith L. Head Vice President & General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Rights Agreement, dated as of February 17, 2017, by and between Harvest Natural Resources, Inc. and Wells Fargo Bank, N.A., (incorporated by reference to Exhibit 4.1 to Harvest Natural Resources, Inc.’s Current Report on Form 8-K filed with the Commission on February 21, 2017).

4.2	First Amendment to Rights Agreement, dated as of May 2, 2017, by and between Harvest Natural Resources, Inc. and Wells Fargo Bank, N.A., (incorporated by reference to Exhibit 4.2 to Harvest Natural Resources, Inc.’s Current Report on Form 8-K filed with the Commission on May 3, 2017).